Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Baker Hughes, a GE company:

We consent to the use of our report dated February 23, 2018, except as to Note 1 which is as of November 13, 2018, with respect to the consolidated and combined statement of financial position of Baker Hughes, a GE company and subsidiaries as of December 31, 2017, and the related consolidated and combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated and combined financial statements”), included in the Form 8-K of Baker Hughes, a GE company and subsidiaries dated November 13, 2018, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 23, 2018, except as to Note 1 which is as of November 13, 2018, refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

We consent to the use of our report dated February 23, 2018, with respect to the effectiveness of internal control over financial reporting of Baker Hughes, a GE company and subsidiaries as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Baker Hughes, a GE company and subsidiaries.

/s/ KPMG LLP

Houston, Texas

November 13, 2018